Exhibit 10.17

Orbian Discount Service

Supplier Service Activation Package

Orbian System Release 4.5

Document Version 1.3

This document forms part of Orbian’s policies and procedures. All defined terms used in this document shall have the meanings given to them in the Service Agreement, except where they are re-defined in this document or where their meanings must, necessarily, be varied by the context in which they arise in this document. In the event of conflict between this document and the Service Agreement, the Service Agreement shall control.

Except as permitted by the Service Agreement, this document must not be disclosed outside of your organization and you are not authorized to duplicate or distribute it (whether electronically or otherwise) in whole or in part.

Orbian Policies & Procedures © Orbian 2000 Confidential and Proprietary. All rights reserved.	R4.5 V1.3 Page 1 of 2

ORBIAN DISCOUNT AGREEMENT

Dated as of June 18, 2004, between Motorcar Parts of America, Inc., a New York corporation, whose address is 2929 California Street, Torrance, California 90503 (“Supplier”), and Orbian Corp., a Delaware company (“Orbian”), (collectively, the “Parties”).

Background

A.	From time to time, Supplier enters into commercial trade transactions with various buyers (each, a “Buyer”) for the sale of goods and/or services, resulting in accounts receivable owed by the respective Buyers to Supplier. Such accounts receivable represent the Buyers’ payment obligations as specified in the Payment Notification (“Receivables”).

B.	To facilitate the processing of such Receivables, Supplier and Buyers intend to utilize a certain computerized settlement system, including related services, equipment and software (collectively, the “Orbian System”).

C.	From time to time, Supplier wishes to sell to Orbian, and Orbian wishes to purchase from Supplier, the Receivables.

NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Supplier and Orbian agree as follows:

1. Definitions.

In this Agreement:

“Agreement” means this Discount Agreement, as such may be amended from time to time in accordance with its terms.

“Business Day” means a day on which The Federal Reserve Bank of New York is open for business.

“Discount” means the non-recourse purchase by Orbian and the simultaneous irrevocable sale by Supplier of Receivables at a price that is equal to the Discount Proceeds and is calculated as set out in this agreement.

“Discount Proceeds” means the amount of the Receivable less the applicable fees and charges specified in the attached Fee Schedule.

“Equipment” means all equipment provided by or on behalf of Orbian for the purpose of accessing or using the Orbian System, including all authentication products.

“Licensed Resources” means the Equipment, Software and Orbian’s Policies and Procedures.

“Payment Notification” means, with respect to a Receivable, the notification sent to the Supplier through the Orbian System, notifying the Supplier that Buyer has instructed Orbian to make payment from Buyer’s account of a specified amount on a specified date in full payment of such Receivable.

“Policies & Procedures” means all tangible printed information (including any in electronic form) provided by or on behalf of Orbian in connection with use of the Orbian System.

“Software” means all software, programming or object code provided by Orbian to Buyer for utilizing a computer or like device to use the Orbian System.

2. License Grant. Orbian grants Supplier a non-exclusive, nontransferable license for the duration of this Agreement to access and use the Orbian System and the Licensed Resources solely for the purposes contemplated by this Agreement and subject to the terms and conditions of this Agreement. Such license shall terminate upon termination of this Agreement. Orbian, its parent, subsidiaries, affiliated companies, assigns and licensors retain title to, and ownership of all proprietary rights in the Licensed Resources (including but not limited to copyright, patent and trademark rights as well as revisions, upgrades, updates, derivative works and other improvements to the Orbian System). All such rights are reserved, except that Supplier may use the Orbian System, including the Licensed Resources, only as expressly granted in this Agreement. Supplier agrees that in the event a claim is asserted for infringement of the proprietary rights of a third party, it will cooperate with Orbian in connection with defending against that claim.

3. Usage. Supplier agrees to comply with all instructions for the Licensed Resources and all updates/upgrades provided by Orbian. Supplier is permitted to print copies of reasonable extracts from the Licensed Resources and to save reasonable copies on their hard drive solely for the purpose of exercising their respective rights and fulfilling their obligations under this Agreement. All other copying, distribution or commercial use of any of the Licensed Resources is strictly forbidden. Supplier agrees that it will not alter or modify any Licensed Resources or attempt to reverse compile, reverse engineer, reverse assemble or disassemble the Software.

4. Security. The parties agree to use the Orbian System to send all communications under this Agreement. Supplier undertakes to implement appropriate security relating to use by Supplier of the Orbian System. Orbian shall be entitled to rely upon a communication by Supplier irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication. Supplier knowingly and voluntarily waives the right to contest the validity or enforceability of such communication.

5. System Availability. Supplier acknowledges and agrees that: (i) there will be downtime from time to time when the Orbian System cannot be accessed; and (ii) Supplier is responsible for providing and maintaining, and Orbian has no liability or responsibility in respect of, equipment not supplied by or on behalf of Orbian, or utility services that Supplier utilizes as a result of its participation in the Orbian System and maintaining a link to the Orbian System.

6. Offer for Discount. Supplier may either at its option, or automatically, (depending on the option selected) offer to sell to Orbian the Receivables (a “Discount Offer”) at a price equal to the Discount Proceeds.

7. Acceptance of Discount Offer. Orbian, at its option, may accept Supplier’s Discount Offer by executing a Discount and depositing the Discount Proceeds in Supplier’s designated bank account. If Orbian has not deposited the Discount Proceeds with respect to a Receivable before the close of business on the second Business Day following its receipt of the Discount Offer (unless otherwise notified in writing by Orbian of an extension, not to exceed 2 Business Days), the Discount Offer shall be deemed not accepted by Orbian and rescinded by Supplier.

8. Net Settlement. Unless Orbian has executed a Discount, Orbian. will make payment to Supplier’s designated bank account (less applicable fees and charges as specified in the attached Fee Schedule) on the payment date specified in the Payment Notification solely from funds deposited therein by the relevant Buyer.

9. Purchase of Receivables. Supplier hereby agrees that, simultaneously with the Discount, Supplier will be deemed to have (i) transferred to Orbian all of Supplier’s present and future right, title and interest in, to and under the Receivables to which such Discount Offer relates, and (ii) provided notice to Buyer, through the Orbian System, of Supplier’s designation of Orbian as the business entity to receive payment of the amount specified in Buyer’s Payment Notification with respect to such Receivables. No further writing shall be necessary to evidence such transfer of ownership. Notwithstanding the foregoing, Supplier agrees to sign all such other documents, and take all such further actions, as Orbian may reasonably request from time to time to evidence this transfer of ownership. Supplier hereby agrees that its obligations under this Agreement and any Discount Offers issued by it shall not be affected by the invalidity, unenforceability, existence, performance or non-performance of the relevant underlying transaction, which (and any liability for which) shall be between Supplier and the relevant Buyer only. It is the intention of Supplier and Orbian that each purchase and sale of Receivables shall constitute a true sale, which sale will be absolute and irrevocable and provide Orbian with the full benefits of ownership of such Receivables. The Discount does not constitute and is not intended to result in an assumption by Orbian of any obligation of Supplier or any other person arising in connection with the Receivables or any other obligations of Supplier.

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10. Representations and Warranties. Supplier hereby agrees that, by issuing a Discount Offer, Supplier will be deemed to have made each of the following representations and warranties, both as of the date of the Discount Offer and as of the date such offer is accepted by Orbian: Each such Receivable (i) is the exclusive property of Supplier, free and clear of all security interests, liens or claims of any kind; (ii) is based on a sale of goods and/or services that have been delivered to and accepted by the relevant Buyer, and complies with all applicable legal requirements; (iii) to the best of Supplier’s knowledge, constitutes a valid, binding and unconditional obligation of the relevant Buyer to pay the full amount of such Receivable, free of any defense, set-off or counterclaim; and (iv) to the best of Supplier’s knowledge, is not disputed by Buyer or any other person, and is not the subject of any legal or arbitral proceeding. Supplier agrees that Orbian, at its discretion, may submit UCC filings to secure a perfected ownership of all or any part of the Receivables purchased by Orbian.

11. Representations, Warranties and Covenants of Supplier. Supplier warrants to Orbian that the underlying transactions to each Receivable are genuine and lawful commercial trade transactions arising in the ordinary course of business, for the sale and purchase of goods and/or services. Supplier shall not use the Orbian System for investment or arbitrage functions or purposes, or for any money laundering purpose, or in contravention of any law or regulation. Supplier shall comply with all relevant laws and regulations applicable to this Agreement and transactions conducted using the Orbian System including, without limitation, all applicable sanctions and export control laws. Supplier agrees that its name or other identifiers may be made available to clients or prospects of Orbian for the purpose of furthering the transaction of business through the Orbian System.

12. Mutual Representations, Warranties and Covenants of the Parties. Except as expressly provided in this Agreement, no representation, warranty, term or condition, express or implied, statutory or otherwise, is given or assumed by Orbian in respect of (i) the Licensed Resources, (ii) Supplier’s underlying commercial transactions, or (iii) the goods or services to which such underlying transactions relate (regardless of any assistance that Orbian may, in its sole discretion, provide to Supplier). All such representations, warranties, terms and conditions are excluded, except to the extent that this exclusion is prohibited by law. Without limiting the foregoing, Supplier understands that Orbian is not giving any representation or warranty as to condition, performance, fitness for purpose, suitability, merchantability, quality or otherwise, or of non-infringement, except as expressly provided herein.

13. Fees and Charges. Supplier shall pay Orbian such fees, commissions and other amounts with respect to the services of Orbian as detailed in the attached Fee Schedule.

14. Information, Data and Access. Supplier shall maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables hereunder, and with respect to compliance of the underlying commercial transactions with applicable laws and regulations. Supplier shall retain each record required to be maintained under this clause 14 during the term of this Agreement and, if applicable, for such longer period as may be required by law or regulation. Supplier shall make such procedures, documents, books, records and other information available to Orbian and its agents, representatives and relevant authorities upon request, and shall allow copies or extracts thereof to be made as Orbian deems necessary. To the extent that Orbian has purchased Receivables pursuant to clause 9, Supplier (i) will mark its master data processing records relating to such Receivables with a legend properly evidencing that Orbian has purchased such Receivables as provided in this Agreement, and (ii) at Orbian’s request, will transfer possession to Orbian of all receipts, order slips, acceptances, and other records or documentation in Supplier’s possession pertaining to the sale of goods and/or services to which such Receivables relate. Supplier shall, at its expense, timely and fully perform and comply with all material provisions required to be observed by it under the contracts related to the Receivables.

15. Waivers; Severability. No failure or delay in exercising any right or remedy under this Agreement will constitute a waiver of that right. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions of this Agreement will remain in full force and effect.

16. Limitation on Liability. In the absence of gross negligence or willful misfeasance on its part in the performance of its duties hereunder, Orbian shall not be liable for any action taken, suffered, or omitted, or in accordance with any direction or request of the Supplier. Neither Supplier nor Orbian shall be liable to the other for any indirect, exemplary, special, punitive, incidental, or consequential damages or loss, even if advised of the possibility of such loss or damage. Neither Orbian nor Supplier shall be liable for any claims, liabilities, or expenses due to forces beyond their respective reasonable control, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

17. No Implied Duties, No Third Party Beneficiaries. Orbian owes no duties or obligations other than for the purpose stated in this agreement, and owes no duties or obligations to any person or entity that is not a Party to this Agreement. Nothing herein, express or implied, shall give to any Person, other than the Supplier and Orbian, as well as their respective successors and assigns to the extent permitted under this Agreement, any benefit of any legal or equitable right, remedy or claim hereunder.

18. No Assignment. Neither Supplier nor Orbian may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that Orbian may assign its rights and obligations under this Agreement in whole or in part to any of its subsidiaries or affiliates, or to any corporation into which Orbian may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Orbian shall be a party upon written notice to Supplier.

19. Termination. Either party may terminate this Agreement upon prior written notice to the other with immediate effect upon 30 days’ written notice. However, any party may terminate this Agreement immediately upon notice of material breach of this Agreement by such other party. Upon notice of termination of this Agreement, Supplier shall no longer issue Discount Offers to Orbian and Orbian will no longer accept Discount Offers from the Supplier.

20. Survival. If this Agreement is terminated in accordance with clause 19, then this Agreement shall become null and void and of no further force and effect, except that all confidentiality, security, indemnity, payment and reimbursement obligations and all limitation of liability provisions contained in this Agreement shall survive and remain in full force and effect notwithstanding such termination and the payment of all amounts owing hereunder.

21. Governing Law; Jurisdiction, Waiver of Jury Trial This Agreement is governed by the laws of the State of New York, United States of America. The courts of New York have non-exclusive jurisdiction to hear any dispute arising out of or in conjunction with this Agreement and all parties irrevocably submit to the jurisdiction of such courts. The Parties waive any rights they may have to a jury trial of any claim or cause of action based on or arising from this Agreement.

22. Notices. Any notice to be given under this Agreement shall be sent to the address specified below. This Agreement may not be modified except in writing and signed by the Parties. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date and year first above written.

For	Motorcar Parts of America, Inc.	For	Orbian Corporation

By:	/s/ CHARLES YEAGLEY	By:	/s/ BILL FOLLINI

Name:	Charles Yeagley	Name:	Bill Follini

Title:	Chief Financial Officer	Title:	Senior Vice President, Strategic Marketing

Address:		Address:	200 Connecticut Avenue, Norwalk, CT 06854

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PRICING SCHEDULE

This Pricing Schedule shall be incorporated by reference and made a part of the Orbian Discount Agreement. The following fees and charges are valid for a period of 36 months from the date of this Agreement. Orbian reserves the right to modify this Pricing Schedule upon 30 days written notice.

“Payment Fee” is $10 for each payment credited to the Supplier’s designated bank account. Payment of each Usage Fee shall be effected by Orbian transferring to Supplier’s designated bank account the amount indicated in the Payment Notification, net of the Payment Fee. Orbian will waive the Payment Fee for any Discount Offer accepted by Orbian.

“Discount Transaction Fee” of $5 will be charged for each Discount. The Discount Transaction Fee will be waived for all Discounts resulting from automatically generated Discount Offers

“Discount Charge” for each Discount is defined as the Payment Amount multiplied by the Discount Rate, where:

“Payment Amount” means the face amount of the Receivables in the Discount Offer that is due from a Buyer on the specified date, as contained in the Payment Notification.

“Discount Rate” means the rate percent per annum calculated as the sum of the Spread and the LIBOR rate prevailing on that day multiplied by the Discount Period and divided by 360.

Spread – The Spread is 1.50 % per annum.

LIBOR – “LIBOR” refers to the London Inter Bank Offered Rate as published daily by the British Banking Association. The LIBOR rate(s) applied will correspond to the period equivalent to the Payment Due Date(s) of the Payment Instruction(s) discounted.

Discount Period means the period starting from (and including) the date two (2) Business Days after the Discount Offer Date until (and excluding) the Payment Due Date.

Discount Offer Date means the day that the Orbian System accepts and processes each Discount Offer.

Payment Due Date means the later of: (i) the date of payment by a Buyer of the Payment Amount as specified in the Payment Notification, or (ii) the date two (2) Business Days after receipt of the Payment Notification.

Examples:

Indicative Discount Rate (for example purposes only) – At a 6 month LIBOR rate of 1.16% per annum, as was quoted by the British Banking Association on October 1, 2003 and published in the Wall Street Journal on October 2, 2003, the Discount Rate was 2.66 % per annum.

Indicative Discount Charge (for example purposes only) – Assuming a Discount Rate of 2.66% per annum, a Discount Period of 178 days and a Payment Amount of $100,000.00, the Discount Charge would be $1,315.22 (1.32%) and the Discount Proceeds would be $98,684.78 (98.68%).

$100,000 x (1.16% + 1.50%) x 178 / 360 = $1,315.22

$100,000 - $1,315.22 = $98,684.78

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